EXHIBIT 21.1

SUBSIDIARIES OF POSTROCK ENERGY CORPORATION

PostRock MidContinent Production, LLC, a Delaware limited liability company

PostRock Energy Services Corporation, a Delaware close corporation

PostRock KPC Pipeline, LLC, a Delaware limited liability company

PostRock Eastern Production, LLC, a Delaware limited liability company

STP Newco, Inc., an Oklahoma corporation

Constellation Energy Partners Management, LLC, a Delaware limited liability company